Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated February 22, 2017 with respect to the financial statements of EnTrustPermal Alternative Core Fund (formerly known as Permal Alternative Core Fund), a series of the Legg Mason Partners Equity Trust, as of December 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 21, 2017